Exhibit 3.2

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “AVITA THERAPEUTICS, INC.”, CHANGING ITS NAME FROM "AVITA THERAPEUTICS, INC." TO "AVITA MEDICAL, INC.", FILED IN THIS OFFICE ON THE SECOND DAY OF DECEMBER, A.D. 2020, AT 8:40 O`CLOCK A.M.

7906862 8100	Authentication: 204206702
SR# 20208532389	Date: 12-02-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

AVITA THERAPEUTICS, INC.

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

State of Delaware Secretary of State Division of Corporations Delivered 08:40 AM 12/02/2020 FILED 08:40AM 12/02/2020 SR 20208532389 - File Number 7906862

Avita Therapeutics, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), for the purpose of amending its Certificate of Incorporation, hereby certifies as follows:

FIRST: That by resolution of the Board of Directors of the Corporation setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, the Board of Directors declared said amendment to be advisable and authorized, approved and adopted said amendment. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that Section 1.01 of Article 1 of the Certificate of Incorporation shall be amended in its entirety to read as follows:

"SECTION 1.01 Name. The name of the Corporation is "AVITA Medical, Inc." (the "Corporation")."

SECOND: That said amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted pursuant to the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on this 25th day of November, 2020.

AVITA THERAPEUTICS, INC.